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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                      Ameritech Corporation

    A Delaware                               I.R.S. Employer
     Corporation                              No. 36-3251481

                      30 South Wacker Drive
                     Chicago, Illinois 60606
                 Telephone Number 1-800-257-0902

      AMERITECH CORPORATION LONG-TERM STOCK INCENTIVE PLAN

                        Agent for Service
         Richard M. Pehlke, Vice President and Treasurer
                      Ameritech Corporation
         30 South Wacker Drive, Chicago, Illinois 60606
                 Telephone Number (312) 750-5331


          Please send copies of all communications to:

                    Bruce B. Howat, Secretary
                      Ameritech Corporation
         30 South Wacker Drive, Chicago, Illinois 60606
                 Telephone Number (312) 750-5445


                 CALCULATION OF REGISTRATION FEE

Title of            Amount to           Proposed maximum
securities to       be registered       offering price per
registered                              share

Common Stock        20,000,000          $68 1/16 (1)
$1 par value        shares
___________________________________________________________

Proposed Maximum    Amount of
aggregate offering  registration fee
price

$1,361,250,000      $425,390.63

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices per share of the Company's Common Stock on the New York Stock Exchange as reported in the consolidated reporting system on June 12, 1997.

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PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     In accordance with General Instruction E of Form S-8, the contents of Ameritech's earlier registration statements on Form S-8 (Registration Nos. 2-97037 and 33-30593) are incorporated herein by reference and the following information is provided.

     All documents filed by Ameritech with the Securities and Exchange Commission (SEC) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the termination of the sale of the shares offered thereby shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

Item 5.  Interests of Named Experts and Counsel.

     The consolidated financial statements and financial statement schedule of Ameritech and its subsidiaries included (or incorporated by reference) in Ameritech's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in the reports of such firm. Such consolidated financial statements and financial statement schedule are incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

     Bruce B. Howat, Counsel and Secretary of Ameritech, has passed upon the legality of the securities being offered pursuant to the Plan. At the time of the filing of this registration statement, Mr. Howat owned beneficially and had options to acquire shares of the common stock of Ameritech which in the aggregate constituted less than .01% of the total issued and outstanding shares of the common stock of Ameritech.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of
Delaware and the Certificate of Incorporation and the By-Laws of Ameritech provide for indemnification of officers, directors and employees of Ameritech in certain circumstances.

     Article Seventh of the Certificate of Incorporation of Ameritech provides that Ameritech shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Ameritech), by reason of his acting as a director, officer, employee or agent of, or his acting in any other

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capacity for or on behalf of, Ameritech, against any liability or expense actually and reasonably incurred by such person in respect thereof.

     Article VI of the By-Laws of Ameritech provides that Ameritech shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that he (i) is or was a director, officer, employee or agent of Ameritech, or
(ii) is or was serving at the request of Ameritech as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ameritech and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Furthermore, Ameritech shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ameritech to procure a judgment in its favor by reason of the fact that he (i) is or was a director, officer, employee or agent of Ameritech, or (ii) is or was serving at the request of Ameritech as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ameritech and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Ameritech unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Article Twelfth of the Certificate of Incorporation of Ameritech provides that directors of Ameritech shall have no personal liability to Ameritech or its stockholders for monetary damages for breach of fiduciary duty as director, except (i) for any breach of a director's duty of loyalty to Ameritech or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

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     AT&T Corp. ("AT&T") has agreed to indemnify and hold
harmless any director or officer of a regional holding company (including Ameritech) or any Bell operating company, or any AT&T officer who has been designated to act on behalf of a regional holding company who is made, or threatened to be made, a party to an action or proceeding because of such officer's or director's involvement in the implementation of the Modification of Final Judgment or Plan of Reorganization in connection with the court-approved divestiture of certain assets of AT&T effective January 1, 1984 against judgments, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or an appeal therein, to the extent permitted by applicable law, where such officer or director cannot legally be indemnified by the regional holding company or any Bell operating company on whose behalf he acted, and to the extent such officer or director is not reimbursed by the Bell System Officers and Directors Liability Insurance or other insurance obtained by the regional holding company or Bell Communications Research, Inc.

     The directors and officers of Ameritech are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

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Item 8.  Exhibits.

Exhibits identified in parenthesis below, on file with the SEC, are incorporated herein by reference as exhibits hereto.

     Exhibit
     Number

     4a   Certificate of Incorporation of Ameritech as amended on
April 30, 1996 (Exhibit 3a to Form 10-Q for the quarter ended
March 31, 1996, File No. 1-8612).

     4b   Rights Agreement, dated as of December 12, 1988,
between Ameritech and American Transtech Inc., as Rights Agent
(Exhibit 1 to Form 8-A, dated December 29, 1988, File No. 1-
8612).

     5    Opinion of Bruce B. Howat, Counsel and Secretary of
Ameritech, as to the legality of the securities to be issued.

     23a Consent of Arthur Andersen LLP, independent public accountants.

     23b  Consent of Bruce B. Howat, Counsel and Secretary of
Ameritech, is contained in the opinion of counsel filed as
Exhibit 5.

     24   Powers of Attorney executed by the officers and
directors who signed this registration statement.

     The undersigned registrant hereby undertakes that Ameritech will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director,

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officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                           SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 19th day of June, 1997.

                              AMERITECH CORPORATION

                              By /s/ Barbara A. Klein
                              (Barbara A. Klein
                              Vice President and Comptroller)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Principal Executive Officer:
R. C. Notebaert *
Chairman and
Chief Executive Officer

Principal Financial Officer:
O. G. Shaffer *
Executive Vice President and
Chief Financial Officer

Principal Accounting Officer:
B. A. Klein                   * By /s/ Barbara A. Klein
Vice President and                  (Barbara A. Klein,
Comptroller                          for herself and
                                     as Attorney-in-fact)

Directors:
                                      June 19, 1997
D. C. Clark *
M. R. Goodes *
H. H. Gray *
J. A. Henderson *
S. B. Lubar *
L. M. Martin*
A. C. Martinez *
J. B. McCoy *
N. C. Notebaert *
A. B. Rand *
J. A. Unruh *